UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 26, 2020

Brookdale Senior Living Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Westwood Place, Suite 400, Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (615) 221-2250

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	BKD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 26, 2020, Brookdale Senior Living Inc. (the “Company”) and Ventas, Inc. (“Ventas”) entered into a Master Transaction Letter Agreement (the “Master Agreement”) pursuant to which (i) the Company agreed to pay to Ventas $115,000,000 in immediately available funds and deliver to Ventas an unsecured promissory note in the amount of $45,000,000 (the “Promissory Note”) and (ii) the Company and certain of its subsidiaries entered into several agreements with Ventas and certain of its subsidiaries to restructure the Company’s portfolio of 120 communities leased from Ventas, including the Amended and Restated Master Lease and Security Agreement (the “Master Lease”) and the Amended and Restated Guaranty (the “Guaranty”) described below. Additionally, pursuant to the Master Agreement, the Company agreed to release to Ventas all security deposits (including the amount of any letters of credit) provided by the Company to Ventas under the Original Guaranty (as defined below) in an aggregate amount equal to approximately $47 million.

The Master Lease is a triple-net lease among certain subsidiaries of the Company named therein (collectively, “Tenant”) and certain subsidiaries of Ventas named therein (collectively, “Landlord”) and amends and restates the prior Master Lease and Security Agreement (the “Original Master Lease”), dated as of April 26, 2018 and as amended from time to time, by and among Tenant and Landlord. The Master Lease provides for an aggregate initial annual minimum rent of approximately $100 million, which is reduced from the approximately $183 million annual minimum rent (prior to giving effect to this transaction). Effective on January 1, 2022, and on January 1 of each lease year thereafter, the annual minimum rent will be subject to an escalator equal to 3%. If Tenant exercises one or both 10-year extension options, the annual minimum rent for the initial lease year for any such renewal term will be the greater of (i) the fair market rental of the communities or (ii) the increased annual minimum annual rent for such lease year applying the foregoing 3% escalator. The transaction agreements with Ventas further provide that the Master Lease and certain other agreements between the Company and Ventas will be cross-defaulted. The initial term of the Master Lease ends December 31, 2025, and Tenant has two 10-year extension options. The Master Lease does not provide that the initial term of the Master Lease will be extended in the event of the consummation of a change of control of the Company. The Master Lease requires that Tenant spend (or escrow with Landlord) minimum capital expenditures of (a) $1,500 per unit on a community-level basis and (b) $3,600 per unit on the aggregate basis of all communities, in each case per 24-month period commencing with the 24-month period ending December 31, 2021 and thereafter each 24-month period ending December 31 during the lease term. In addition, Ventas has agreed to fund costs associated with certain pre-approved capital expenditure projects in the aggregate amount of up to $37.8 million, provided that, with respect to any such amounts funded by Ventas, rent under the Master Lease will increase by an amount equal to the product of each amount disbursed by landlord multiplied by the landlord funds rate as of the date of each disbursement (fifty percent (50%) of the sum of the current rate on ten year treasury notes plus 4.5%). The Master Lease also provides for a form of operations transfer agreement to be used in future transitions of communities from Brookdale to a new operator or manager, upon the occurrence of certain conditions as set forth in the Master Lease.

The obligations of Tenant under the Master Lease, and certain other subsidiaries of the Company under other agreements with Ventas, are guaranteed by the Company pursuant to the Guaranty, which amends and restates the prior Guaranty (the “Original Guaranty”), dated as of April 26, 2018 and as amended from time to time, by and among the Company, certain of its subsidiaries, Ventas and certain of its affiliates. The Guaranty does not require the Company to maintain a security deposit with Ventas or maintain minimum tangible net worth and maximum adjusted net debt to adjusted EBITDAR covenants, nor does the Guaranty provide Ventas the right to terminate the Master Lease if the tangible net worth or adjusted net debt to adjusted EBITDAR covenants reach certain levels. Pursuant to the terms of the Guaranty, the Company may consummate a Change of Control (as defined in the Guaranty) without the need for consent of Ventas so long as certain objective conditions are satisfied, including the post-transaction guarantor’s maintaining a minimum tangible net worth of at least $600 million, having minimum levels of operational experience and reputation in the senior living industry, and paying a change of control fee of $25 million to Ventas. The Guaranty does not require that such post-transaction guarantor satisfy a maximum adjusted net debt to adjusted EBITDAR covenant, nor does the Master Lease or Guaranty require the Company to fund additional capital expenditures or extend the term of the Master Lease upon the occurrence of a Change of Control. Under the terms of the Guaranty, commencing January 1, 2024 (and until such time (if any) as the Company exercises its lease term extension option with respect to the Master Lease), Ventas shall the right to terminate the Master Lease (with respect to one or more communities), provided that the trailing twelve month coverage ratio of each such community is less than 0.9x and provided further that the removal and termination of any such communities does not result in a portfolio coverage ratio with respect to the remaining communities in the Master Lease that is less than the portfolio coverage ratio prior to such removal and termination.

Pursuant to the Master Agreement, the Company also agreed to cause its applicable subsidiaries to sell, convey and transfer to Ventas or one of its subsidiaries the 5 properties (the “Summerville Properties”) that were secured by a mortgage lien under a promissory note with an affiliate of Ventas in the principal amount of approximately $78 million (the

“Summerville Loan”) in consideration, and in full release and satisfaction of all amounts due and owing under, and all obligations of the Company and/or its affiliates relating to the Summerville Loan. Upon the closing of the sale of the Summerville Properties, Ventas and the Company entered into new terminable, market rate management agreements, pursuant to which the Company (or its subsidiaries) will manage the Summerville Properties.

In connection with the Master Agreement, the Company and certain of its affiliates entered into a Second Amended and Restated Omnibus Agreement (the “Omnibus Agreement”) with Ventas and certain of its affiliates, which provides that if a default occurs and is continuing under certain other material leases or under certain material financings and if the same continues beyond the permitted cure period or the applicable landlord or lender exercises any material remedies, Ventas shall have the right to transition all or a portion of the communities from the Master Lease to a management arrangement with the Company pursuant to a market management agreement (which is terminable by either party). Notwithstanding the foregoing, Ventas may only transition community(ies) from the Master Lease to a management arrangement if such transition does not result in a portfolio coverage ratio with respect to the remaining communities in the Master Lease that is less than the portfolio coverage ratio prior to such transition.

The interest rate for the Promissory Note is initially 9% per annum and will increase by 0.50% on each anniversary of the date of issuance. The outstanding principal amount under the Promissory Note may be prepaid in whole or in part at any time by the Company without premium or penalty. The Promissory Note matures on the earlier of (i) December 31, 2025 and (ii) the occurrence of a Change of Control (as defined in the Guaranty).

Pursuant to the Master Agreement, the Company issued to Ventas a warrant (the “Warrant”) to purchase 16.3 million shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at a price per share of $3.00. The Warrant is exercisable at Ventas’s option at any time and from time to time, in whole or in part, until December 31, 2025. The exercise price and the number of shares of Common Stock issuable on exercise of the Warrant are subject to certain antidilution adjustments, including for cash dividends, stock dividends, stock splits, reclassifications, non-cash distributions, certain repurchases of common stock and business combination transactions. To the extent that the number of shares owned by Ventas (including shares underlying the Warrant) would be more than 9.6% of the total combined voting power of all classes of capital stock of the Company or of the total value of shares of all classes of capital stock of the Company (the “Ownership Cap”) (other than as a result of actions taken by Ventas), the Company would generally be required to repurchase the number of shares necessary to avoid Ventas exceeding the Ownership Cap unless Ventas makes an election to require the Company to pay Ventas cash in lieu of issuing shares of Common Stock pursuant to the Warrant in excess of the Ownership Cap. The Warrant and the shares of Common Stock issuable upon exercise thereof have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being issued in a private placement pursuant to Section 4(a)(2) thereof.

In connection with the issuance of the Warrant, the Company and Ventas entered into a Registration Rights Agreement, dated July 26, 2020 (the “Registration Rights Agreement”), pursuant to which Ventas and its permitted transferees are entitled to certain registration rights. Under the terms of the Registration Rights Agreement, the Company is required to use reasonable best efforts to prepare and file a shelf registration statement with the Securities and Exchange Commission as promptly as practicable, but no later than the close of business on the fifth day following the date on which the Company files its Quarterly Report on Form 10-Q for the period ended June 30, 2020, with respect to the shares of Common Stock for which the Warrant may be exercised, and, if the registration statement is not automatically effective, to have the registration statement declared effective promptly thereafter. Ventas is entitled to customary underwritten offering, piggyback and additional demand registration rights with respect to the shares of Common Stock for which the Warrant may be exercised. Under the Registration Rights Agreement, the Company agreed to indemnify the applicable selling shareholder and its controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells the Company’s Common Stock, unless such liability arose from the applicable selling shareholder’s misstatement or omission, and the applicable selling shareholder will agree to indemnify the Company against all losses caused by its misstatements or omissions. The Company will generally pay all registration and offering-related expenses incidental to its performance under the Registration Rights Agreement, and the applicable selling shareholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its Common Stock under the Registration Rights Agreement.

A copy of the press release issued by the Company regarding the Master Agreement and the transactions contemplated thereby is attached hereto as Exhibit 99.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference into this Item 3.02, insofar as it relates to the unregistered sales of equity securities.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated July 27, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

Date: July 27, 2020	By:	/s/ Chad C. White
	Name:	Chad C. White
	Title:	Executive Vice President, General Counsel and Secretary

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